Exhibit 99.1

SITO Mobile Adds Lowell W. Robinson to Board of Directors

Appointment of Experienced, Skilled Independent Director Underscores SITO Board’s

Commitment To Delivering Value For Stockholders

JERSEY CITY, N.J., April 19, 2017 -- SITO Mobile Ltd. (NASDAQ:SITO), a leading mobile engagement platform provider, today announced the appointment of Lowell W. Robinson, a highly regarded and accomplished business executive with substantial public company board experience, to its Board of Directors effective immediately. With the appointment of Mr. Robinson as an independent director, the SITO Board will be temporarily increased to six directors but will automatically revert back to five directors following the certification of the stockholder vote at SITO’s 2017 Annual Meeting of Stockholders, as only five directors will be elected at the 2017 Annual Meeting. Mr. Robinson will serve on the Board’s Audit, Compensation and Governance and Nominating Committees and will stand for re-election at SITO’s 2017 Annual Meeting.

Mr. Robinson has thirty years of senior-level strategic, financial, operational, governance and M&A experience. He has also served on seven public company boards, and has substantial public company board leadership experience having served as a Chairman of the Board as well as Chairman of audit and compensation committees.

Rory O’Connell, Interim Chief Executive Officer and a member of the SITO Board said, “We could not be more pleased to add a director of Lowell’s caliber, experience and integrity to our Board. Lowell has strong strategic and financial acumen and a broad range of expertise in the technology and software services industries. We are confident that Lowell’s experience uniquely qualifies him to help oversee the Company's ongoing execution of its strategic plan to enhance our location-based advertising platform and connect retailers and brands with consumers.”

Betsy Bernard, SITO’s Lead Director and Chair of the Governance and Nominating Committee said, “Lowell’s appointment reflects our ongoing commitment to add new, independent and highly qualified directors that have the skills, insight and experience to expand the depth and breadth of the Board and provide SITO with additional competencies and perspectives for growing stockholder value. We are excited to welcome Lowell to the Board and look forward to capitalizing on Lowell’s extensive experience as a public company board member and financial executive.”

Mr. Robinson stated, “I am pleased to join the SITO Board during this exciting time for the Company. SITO is a fast growing location-based mobile media company that is well positioned to capitalize on future opportunities. I look forward to working closely with the other members of the Board and management team to further expand the business and continue driving value for all SITO stockholders.”

About Lowell W. Robinson

Mr. Robinson has significant experience in technology and software services and has overseen technology functions as part of his CFO, COO and CAO roles. Previously, Mr. Robinson was CFO, COO and CAO for MIVA. Inc. (former NASDAQ:VTRO). Prior to that, he served as CFO and Senior Executive Vice President of HotJobs (former NASDAQ:HOTJ), whose software product Softshoe assisted Fortune 200 companies in their recruitment efforts, until it was sold to Yahoo! Inc. (NASDAQ:YHOO) for approximately $500 million in 2002. Before that, he was CFO of PRT Group (former NASDAQ:PRTG), a software services company with onshore, near-shore and offshore software engineering services, through its $62 million initial public offering and two acquisitions.

He is currently on the public board of EVINE Live Inc. (NASDAQ: EVLV) a digital omnichannel home shopping network where he chairs the Audit Committee and is a member of the Finance Committee. Until the company’s recent sale for a significant premium, Mr. Robinson was on the board of Higher One (2014-2016), a fin tech student debit card company, where he chaired the Audit Committee and was a member of the Risk Committee.

In addition to the roles above, Mr. Robinson has held senior financial positions with ADVO (former NYSE: AD), Citigroup (NYSE:C), Uncle Ben's Inc. (a subsidiary of Mars, Inc.) and General Foods (former NYSE:GEFO). He was also Chairman of two GE Capital portfolio companies in the media, publishing and digital space. He was on the board of The Jones Group (former NYSE:JNY) where he chaired the Audit Committee and was a member of the Compensation Committee. Additional former public company board experience includes International Wire Group (OTC:ITWG), Independent Wireless One (former OTC:IWOHW) and Edison Schools (former NASDAQ:EDSN).

Mr. Robinson received an M.B.A. from Harvard Business School and a B.A. in Economics from the University of Wisconsin. He is on the boards of The Smithsonian Libraries and The Council for Economic Education. Previously he served on the board of The Metropolitan Opera Guild (2013-2016) and on the board of The University of Wisconsin Business School (2006-2010). He is a member of The Economic Club of New York.

About SITO Mobile Ltd.

SITO Mobile provides a mobile engagement platform that enables brands to increase awareness, loyalty, and ultimately sales. For more information, visit www.sitomobile.com.

Important Additional Information And Where To Find It

SITO Mobile, Ltd. (“SITO”), its directors and certain of its executive officers are deemed to be participants in a solicitation of consent revocations from SITO’s stockholders in connection with a pending consent solicitation by a stockholder seeking consents (the “Consent Solicitation”). Information regarding the names of SITO’s directors and executive officers and their respective interests in SITO by security holdings or otherwise can be found in SITO’s proxy statement for its 2016 Annual Meeting of Stockholders, filed with the Securities and Exchange Commission (“SEC”) on January 19, 2016. To the extent holdings of SITO’s securities have changed since the amounts set forth in SITO’s proxy statement for its 2016 Annual Meeting of Stockholders, such changes have been reflected on Initial Statements of Beneficial Ownership on Form 3 or Statements of Change in Ownership on Form 4 filed with the SEC. These documents are available free of charge at the SEC’s website at www.sec.gov.

SITO intends to file a consent revocation statement (the “Consent Revocation Solicitation Statement”) and accompanying WHITE consent revocation card with the SEC in connection with the Consent Solicitation. Additional information regarding the identity of participants, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the Consent Revocation Solicitation Statement, including the schedules and appendices thereto. INVESTORS AND STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ ANY SUCH CONSENT REVOCATION SOLICITATION STATEMENT AND THE ACCOMPANYING WHITE CONSENT REVOCATION CARD AND OTHER DOCUMENTS FILED BY SITO WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION. Stockholders will be able to obtain the Consent Revocation Solicitation Statement, any amendments or supplements to the Consent Revocation Solicitation Statement, the accompanying WHITE consent revocation card, and other documents filed by SITO with the SEC for no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge at the Investor Relations section of SITO’s corporate website at www.sitomobile.com, by writing to SITO’s Corporate Secretary at SITO Mobile, Ltd., The Newport Corporate Center, 100 Town Square Place, Suite 204, Jersey City, NJ 07301, or by calling SITO at (201) 275-0555.

Contacts:

Investor Relations:

Joseph Wilkinson

SVP Investor Relations

Joseph.Wilkinson@sitomobile.com

Media Relations:

Alexandra Levy

Silicon Alley Media

alex@siliconalley-media.com